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                                                                Exhibit 10.17

MEMORANDUM

To:  Jeff Newton

From:  Bill McCabe

Date:  August 12, 1996

Re:  Vice President Position
================================================================================

     As we have discussed, this letter sets forth the terms on which you are offered the position of a Vice President of CBT Group plc.

     1. Your annual compensation package will be structured to provide on-target earnings of $280,000. This will be structured to have four components: base salary of $100,000, and an aggregate of $180,000 in commission, quarterly bonuses and annual bonus. For the first year, total compensation of $280,000 on target earnings is guaranteed.

     2.   In connection with your relocation, you will also receive:

          $2,500 per month as a housing allowance beginning on the date of closing on your new home in the Bay Area and lasting for one year from that date.

          All reasonable and customary costs actually incurred by you for (i) selling your home in Chicago, including real estate commission and closing costs that are customarily paid by seller; (ii) points incurred in the purchase of your new home (up to 1.5 points on the amount financed) and other closing costs that are customarily paid by buyer; (iii) costs of moving to the Bay Area, including the costs of the movers (including packing and unpacking); and (iv) temporary (no more than 6 months) living expenses (including storage of household goods, if required) in the Bay Area before the move.

          A nonaccountable allowance for incidental expenses of $5,000.

          CBT will arrange to have a relocation company purchase your house in Chicago for the appraised value plus an amount equal to the lesser of
          (i) $20,000 or (ii) the amount by which the appraised value is less than $450,000.

          At CBT's election, either (i) the items in this section 2 will be structured so that they can be received by you without increasing your taxable income, or (ii) you will be grossed up to account for the income tax effect.

     3.   You will commence your duties as Vice President in January 1997.
          You will be performing your current duties (on your current pay plan) for the rest of 1996.

     4. In the event that you are terminated by CBT without cause within one year of the date that you commence your vice president position in the Bay Area, your expenses of moving back to Chicago will be paid by CBT.
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     I am very excited about the prospect of your helping CBT move to the next phase of its growth and development. If you are in agreement with the above, please so indicate by signing below.


Very truly yours,


William G. McCabe
Chairman and Chief Executive Officer

     Accepted and agreed:


     ___________________________
     Jeff Newton